Exhibit 99.1

Press Release

For Immediate Release	Contact:	Christopher D. Myers President & C.E.O. (909) 980-4030

CVB Financial Corp. Chief Financial Officer Retirement Announced and Replacement Appointed

Ontario, CA, February 1, 2010- Christopher D. Myers, President and Chief Executive Officer of CVB Financial Corp. (NASDAQ:CVBF) announced the March 1, 2011 retirement of Edward J. Biebrich, Jr., Executive Vice President and Chief Financial Officer for CVB Financial Corp. and Citizens Business Bank and the appointment of Richard C. Thomas to those positions.

“Ed Biebrich has enjoyed a very successful 13-year career with Citizens Business Bank,” stated Chris Myers. Mr. Biebrich joined the Bank in February of 1998, bringing extensive experience and expertise in banking and finance, as well as the private business sector.

Over the past thirteen years, the Bank has grown from $1.8 billion to $6.4 billion in assets. Net earnings have grown from $24.1 million in 1998 to $62.9 million in 2010. “Ed has assembled and led a first-rate team of financial accounting and investment professionals. He has also made a significant contribution in terms of his overall leadership related to strategy, teamwork, and ethics,” commented Mr. Myers.

“We are pleased to announce that on March 1, 2011, Richard C. Thomas will assume the position of Executive Vice President and Chief Financial Officer to replace Ed,” continued Mr. Myers. “Rich has been serving in the Bank’s finance and accounting division since December 2010. His experience working with Ed over the past few months and his strong business background will make for a smooth transition.”

Mr. Thomas’ professional career incorporates over thirty-three years of financial audit and accounting experience primarily serving the financial services industry. Mr. Thomas was an audit partner in the Los Angeles office of Deloitte & Touche, LLP for 22 years leading teams in auditing financial statements and internal controls certifications, accounting, regulatory compliance, system and cost reduction strategies, public filings including registration statements and mergers and acquisitions. Prior to his appointment with CVB Financial Corp. and Citizens Business Bank, Mr. Thomas was Chief Risk Officer with a California-based community bank, where he was responsible for internal control documentation and testing, internal audit, regulatory compliance, credit review, policy and procedure reviews and advising and consulting with other members of senior management and the board of directors.

Mr. Thomas received his Bachelor of Science degree in Accounting from Western Illinois University in Macomb, Illinois. He is a member of American Institute of Certified Public Accountants, California Society of Certified Public Accountants, and Iowa Society of Certified Public Accountants.

Citizens Business Bank is a financial services company based in Ontario, California. The Bank serves 42 cities with 43 business financial centers and 5 commercial banking centers in the Inland Empire, Los Angeles County, Orange County and the Central Valley areas of California. Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol of CVBF. For investor information on CVB Financial Corp, visit our Citizens Business Bank website at www.cbbank.com and click on the CVB Investor tab.

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